UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/24/2009

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE INC
(Exact name of registrant as specified in its charter)

Commission File Number:  0-49629

DE	33-0933072
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

17872 Cartwright Road, Irvine, CA 92614
(Address of principal executive offices, including zip code)

949-399-4500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.    Unregistered Sales of Equity Securities

On November 24, 2009, Registrant's lender, WB QT, LLC ("Lender"), converted (1) $1,373,958 of principal due under the Third Amended and Restated Promissory Note, (2) $2,724,757 of principal due under Convertible Note II, and (3) $1,231,240 of principal due under Convertible Note III, into shares of Registrant's common stock at a conversion price of $0.71 per share. As a result of such conversions, Registrant will issue to WB QT, LLC a total of 7,506,976 shares of common stock.

Also on November 24, 2009, Lender made demand for payment of $3,941,316 of principal due under the $10 million term note referred to in the Registrant's prior filings as "Term Note B," and Registrant agreed to waive the provision in the Credit Agreement which prohibited Lender from making demand for payment prior to January 16, 2010. In accordance with the multiplier feature contained in Term Note B, the actual amount required to be paid as a result of the demand for payment was equal to $7,389,968, which was determined by multiplying the $3,941,316 demanded by 1.5, with that product then multiplied by the lesser of (A) the 5 day volume-weighted average share price for the 5 business days immediately preceeding the date demand for payment was made, and (B) $3.50. For purposes of this calculation, the Registrant and Lender agreed to use $1.25 as the 5 day VWAP. As permitted under Term Note B, Registrant elected to pay the amount due under Term Note B using shares of its common stock and, as a result, will issue 5,911,974 shares ($7,389,968/$1.25) in satisfaction of the amount due.

The common shares issued by Registrant in connection with the conversions and in payment of the amount due under Term Note B were issued to an accredited investor in a transaction exempt from Registration pursuant to Section 4(2) of the Securities Act of 1933. The transaction did not involve a public offering, was made without general solicitation or advertising, and there were no underwriting commissions or discounts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE INC

Date: December 01, 2009	By:	/s/ W. Brian Olson
W. Brian Olson
Chief Financial Officer